Filed Pursuant to Rule 433

Registration No. 333-189434

$500,000,000 3.750% Senior Notes due 2046

TERM SHEET

May 4, 2016

Issuer:	The Travelers Companies, Inc.

Title of Securities:	3.750% Senior Notes due 2046

Security Types:	Senior Unsecured Notes

Legal Format:	SEC Registered

Expected Ratings:*	Moody’s: A2 (Stable) / S&P: A (Stable) / Fitch: A (Stable)

Principal Amount:	$500,000,000

Trade Date:	May 4, 2016

Settlement Date (T+5):	May 11, 2016

Interest Payment Dates:	Semi-annually in arrears May 15 and November 15, commencing November 15, 2016

Maturity Date:	May 15, 2046

Public Offering Price:	99.304% of the principal amount

Coupon:	3.750%

Benchmark Treasury:	3.000% due November 15, 2045

Benchmark Treasury Price / Yield:	107-12 / 2.639%

Re-offer Spread to Benchmark Treasury:	+ 115 bps

Yield-to-Maturity:	3.789%

Optional Redemption:

Make Whole Call:	Prior to November 15, 2045 (the date that is six months prior to the maturity date), T + 20 bps

Par Call:	On or after November 15, 2045 (the date that is six months prior to the maturity date)

CUSIP / ISIN:	89417EAL3 / US89417EAL39

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
U.S. Bancorp Investments, Inc.

Co-Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC Morgan Stanley & Co. LLC BNY Mellon Capital Markets, LLC The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847 or Citigroup Global Markets Inc. toll-free at (800) 831-9146.

*	Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

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